Exhibit 3.2

THE HILLSHIRE BRANDS COMPANY

ARTICLES OF RESTATEMENT

THIS IS TO CERTIFY THAT:

1. The Hillshire Brands Company, a Maryland corporation (the “Corporation”), desires to restate its charter as currently in effect.

2. The following provisions are all the provisions of the charter currently in effect:

FIRST: INCORPORATORS:

That we, the subscribers, Reuben Oppenheimer, whose post office address is 1508 First National Bank Building, Baltimore, Maryland; Howard H. Conaway, whose post office address is 1508 First National Bank Building, Baltimore, Maryland; and George Gump, whose post office address is 1508 First National Bank Building, Baltimore, Maryland; all being of full legal age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves with the intention of forming a corporation.

SECOND: CORPORATE NAME:

The name of the corporation is The Hillshire Brands Company.

THIRD: CORPORATE PURPOSES:

The purposes for which and for any of which the Corporation is formed and the business and objects to be carried on and performed by it are as follows:

(a) To buy and sell, grow, distribute, market, manufacture, process, package, trade, export, import and deal in or with all kinds of food, food products and goods, wares and merchandise of whatsoever nature;

(b) To purchase, hold, sell, improve, develop, lease to or from others, run or manage, operate, use, mortgage, pledge or otherwise encumber, exchange or otherwise handle and deal with or dispose of real property, improved or unimproved, wheresoever located, whether within or without the State of Maryland, the United States or possessions thereof or any foreign country, and any rights or interests therein without limit in amount, including buildings, structures and other improvements thereon together with all equipment and other property, real, personal or mixed, connected or related thereto, deemed by the Corporation to be necessary or desirable for its purposes or business and to do all that may be necessary and proper to convey, transmit, hypothecate, or pass a partial, inchoate, conditional or full and complete title to any property, or to any part thereof or any interest therein, either by sale, mortgage, deed of trust or otherwise, in the manner provided by law.

(c) To buy, sell, assign, transfer, operate, use, own, hold, lease to or from others, exchange, mortgage, pledge or otherwise encumber, improve, process, manufacture, export, import, work, prepare and in all ways handle and deal in or with or dispose of goods, wares, merchandise and personal property of every kind, class and description, as principals or as agent or factor, and to do all that may be necessary and proper to convey, transmit, hypothecate, or pass a partial inchoate, conditional or full and complete title to any property, or to any party thereof or any interest therein, either by sale, mortgage, deed of trust or otherwise, in the manner provided by law;

(d) To make, purchase or otherwise acquire, deal in, enter into and perform contracts and guarantees of every sort and kind in connection with the business and powers herein stated or otherwise granted to or inherent in corporations, with any individual, firm, association or corporation, public, private, quasipublic or municipal, and with the Government of the United States or of any State, Territory, Colony or other subdivision or possession thereof, or with any foreign government, state, territory, colony or other subdivision or possession thereof;

(e) To acquire the whole or any part of the assets, business, good will, trade-marks, trade names, copyrights, patents, inventions, formulas, processes, options, contracts, bills, notes and accounts receivable, rights and property of all kinds, and to undertake and assume the whole or any part of the liabilities of any person, form, association or corporation in so far as permitted by law, and to pay for the same and/or for any property, real or personal, which the Corporation may acquire, in cash, to stock or bonds or other evidences of indebtedness of this Corporation, or of any other corporation, or any other consideration, or any combination of any of the foregoing or otherwise, and to hold or mortgage, pledge, encumber, use, operate, develop, manage, hire, lease, rent, assign, transfer, exchange, trade and deal in and with, sell and convey, or in any manner dispose of the whole or any part of the property so acquired; to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all powers necessary or convenient in and about the conduct and management of such business, including among other things to vote its shares of stock at any and all general or special shareholders meetings to the same extent as a natural person could or might do in the premises;

(f) To organize and reorganize corporations and to operate or conduct or furnish managerial services with respect to corporate or other business properties, or enterprises, for the account of itself or others; to act as agent and manager for incorporation or reorganization purposes and as committee in charge thereof; to take part in the management, supervision or undertakings of, and to incur indebtedness jointly and/or upon contingent liability with, other individuals, partnerships, associations, corporations, or syndicates; to act as insurance agent and broker in soliciting and placing insurance of all kinds; and to receive compensation for any and all services which it may render in a managerial, supervisory or agency capacity;

(g) To create, apply for, purchase or otherwise acquire, own, hold, use, lease, sell, assign, let, rent, grant license or contract with respect to, dispose of or otherwise deal in or with patents, patent rights, trade-marks, trade names, copyrights, inventions, improvements or processes, or applications for any of the same, in, granted by or existing under the laws of the United States or any State, Territory or possession thereof or in any foreign country or political subdivision thereof;

(h) To borrow money, with or without security, and to issue, sell, pledge or otherwise encumber, bonds, notes, debentures or other evidences of indebtedness of this Corporation of any character in such amounts and such denominations and on such terms as the Board of Directors may determine, and to secure the repayment of said money and the performance of the obligations entered into under said bonds, notes, debentures and other evidences of indebtedness, and the performance of the covenants, agreements and conditions in any instrument given to secure the same by pledge, mortgage, deed of trust, assignment in trust or other encumbrances upon any or all of the property of the Corporation, real, personal, mixed, or otherwise, or, if deemed advisable, by mortgage of its good will or of some or all of the franchises of the Corporation in such manner as may be allowed by law; to lend money and to guarantee or negotiate loans with or without compensation therefor; to draw, make, accept, endorse, take as collateral security or otherwise, own, invest in, purchase or otherwise acquire, hold, execute, issue, sell and dispose of, trade and deal in, mortgage, pledge, assign, transfer and otherwise handle, bills of lading, accounts, warehouse receipts, leases, contracts of sale, promissory notes, drafts, acceptances, warrants, bonds, debentures, checks and other negotiable, non-negotiable, transferable or non-transferable instruments or other evidences of indebtedness and choses in action;

(i) To purchase, acquire, hold, pledge, sell, invest and deal in common, preferred or other stocks, voting trust certificates for any such stock, any bonds, debentures, notes or other securities or evidences of indebtedness, issued or created by any other corporation or association organized under the laws of the State of Maryland or any other State, Territory or possession of the United States or under the laws of the United States or of any foreign country or state or political subdivision thereof, and to exercise, while the owner of said stock or other securities of any such corporation or association all of the rights, powers and privileges of ownership, including the right to vote thereon whenever that right exists, and, upon a distribution of the assets and profits of this Corporation, to distribute any such shares of stock, bonds, debentures, notes or other securities or evidences of indebtedness, among the stockholders of this Corporation, and also to purchase, sell, invest and otherwise deal in stocks, bonds, debentures, notes, securities and evidences of indebtedness as aforesaid whether on its own account or on commission; subject, however, to the laws of the State of Maryland;

(j) To the extent not forbidden by the laws of the State of Maryland to carry on the above and any other business and exercise the above powers in any part of the world, and to do any and all things which are capable of being conveniently carried on or done by the Corporation in connection with the objects herein set forth or any of them, or calculated directly or indirectly to develop the Corporation’s business or to enhance the value of the Corporation’s property rights, and to do any or all of the above things in any part of the world as principal, agent, independent contractor, consigner, consignee, factor, broker, trustee or otherwise, and by and through trustees, agents, independent contractors, consignees, factors, brokers or otherwise, and either alone or in conjunction with other individuals, firms, associations or corporations;

(k) The objects and purposes specified herein, except where otherwise expressed, shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation. The objects, purposes and powers specified in each of the clauses or paragraphs in these Articles of Incorporation shall be regarded as independent objects, purposes and powers;

(l) And generally to carry on any other business in connection with the foregoing not contrary to the laws of the State of Maryland, and with all of the powers conferred upon corporations by the laws of the State of Maryland, and this Corporation is formed upon articles, conditions and provisions herein expressed, and subject in all particulars to the limitations relating to corporations which are contained in the General Laws of the State of Maryland;

(m) The above granted powers to the Corporation are in furtherance and not in limitation of the general powers conferred upon the Corporation by law.

FOURTH: PRINCIPAL OFFICE:

The principal office of the Corporation in this State is located at 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The resident agent of the Corporation is the CSC-Lawyers Incorporating Service Company, whose post office address is 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. Such resident agent is a corporation of the State of Maryland.

FIFTH: AUTHORIZED CAPITAL STOCK:

The total number of shares of all classes which the Corporation has authority to issue is One Billion Two Hundred Thirteen Million Five Hundred Thousand (1,213,500,000), consisting of the following number of shares of the following classes:

(a) The Common Stock. One Billion Two Hundred Million (1,200,000,000) shares of Common Stock of the par value of $.01 per share, having an aggregate par value of $12,000,000, and

(b) The Preferred Stock. Thirteen Million Five Hundred Thousand (13,500,000) shares of Preferred Stock, without par value, which may be classified pursuant to ARTICLE SIXTH, Sub-Article (b) hereof.

SIXTH: DESCRIPTION OF STOCK:

(a) The Common Stock. The following is a description of the Common Stock of the Corporation, with the preferences, rights, voting powers, restrictions and qualifications with respect thereto, and rights to dividends thereon, except those below set forth in Sub-Article (c) of this Article SIXTH.

(1) Limitations, Restrictions and Prohibitions Expressed in or Resulting from the Provisions of the Laws of Maryland, the Provisions of or with Respect to Preferred Stock Now or Hereafter Authorized or the Other Provisions of the Charter. All preferences, rights, including rights to dividends, voting powers, restrictions, and qualifications of or with respect to the shares of Common Stock of the Corporation are and shall be in all respects subject and subordinate to and limited, qualified and controlled by any and all prohibitions, limitations, restrictions and qualifications with respect thereto expressed in or resulting from compliance with (a) the laws of Maryland, (b) the terms and provisions of or with respect to any shares of any class of Preferred Stock of the Corporation now or hereafter authorized and whether before or after the classification thereof and whether the terms and provisions thereof are those fixed by these Articles of Incorporation, or any amendment hereof, or by the Board of Directors pursuant to any authority or power in these Articles of Incorporation or any amendment hereof, granted to the Board of Directors pursuant to the laws of Maryland, and set forth in Articles Supplementary duly executed and filed as provided in the laws of Maryland, or (c) the other provisions of these Articles of Incorporation, or any amendment hereof.

(2) Dividends. Except as and when otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, the Board of Directors of the Corporation may declare dividends upon the outstanding shares of the Common Stock, payable then or thereafter out of any then remaining funds or assets of the Corporation legally available therefor, at such times, in such amounts or at such rates as the Board of Directors may determine.

(3) Purchase by the Corporation of Shares of Common Stock. Except as and when otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, the Corporation may purchase, as and when determined by the Board of Directors, shares of the Common Stock out of surplus, however created, and, as and to the extent determined by the Board of Directors, may at any time or from time to time cancel and retire the shares of Common Stock so purchased by it, and such shares of Common Stock so cancelled and retired by the Corporation may thereafter be reissued by the Corporation.

(4) Voting Powers of the Holders of Common Stock. Except as and when otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, all voting powers and rights shall be vested exclusively in the holders of record of the Common Stock, and each such holder of record shall be entitled to one vote for each share of the Common Stock registered in the name of such holder on the books of the Corporation.

(5) Rights of Holders of the Common Stock on Liquidation. Except as otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of record of the Common Stock shall be entitled to receive all of the assets of the Corporation, ratably, according to the number of shares of Common Stock registered in their names, respectively, on the books of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed a liquidation, dissolution or winding up within the meaning of the provisions of this paragraph (5).

(b) The Preferred Stock. The Board of Directors of the Corporation is hereby authorized and empowered, in accordance with and subject to the laws of Maryland, to classify or reclassify the unissued and unclassified shares of Preferred Stock, hereinabove authorized, or any part of the same, by fixing in one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares, subject to and in conformity with the terms and provisions hereinafter set forth, which shall be applicable, generally, to all such unclassified shares of Preferred Stock and to all such shares of Preferred Stock which are classified by the Board of Directors of the Corporation as hereinabove authorized, after such classification of said shares.

(c) Provisions Applicable to all Classes of Stock. The following terms and provisions are applicable generally and to each and all classes of stock of the Corporation and to any and all shares thereof.

(1) Preemptive Rights. Neither the holders of shares of any class of Preferred Stock which are classified by the Board of Directors prior to issuance, as hereinabove authorized, nor the holders of shares of the Common Stock nor the holders of any other shares of stock of the Corporation shall have any preemptive rights or be entitled as a matter of right to have offered to them for subscription, purchase, exchange or otherwise, any shares of any class of stock which is now or may hereafter be authorized or any shares of stock, rights, options, warrants, securities or obligations, of whatever class or description, which the Corporation or its subsidiaries may hereafter issue, reissue, offer for subscription, sell or otherwise dispose of, except, in each and any such case such rights as may be expressly granted in and by the terms and provisions of any convertible shares of stock, securities or obligations hereafter issued, in providing for or protecting the right to convert the same into shares of stock of any class of the Corporation, or into any securities or obligations of the Corporation.

(2) Sale, Lease, Exchange or Transfer of the Corporation’s Entire Property. Upon the affirmative vote or written consent of holders of not less than two-thirds (2/3) of the outstanding shares of the Common Stock of the Corporation, and, if expressly required under the terms and provisions of any shares of stock of the Corporation of any other class hereafter issued, whether as fixed by the Board of Directors in classifying the same or as set forth in these Articles of Incorporation, as now or hereafter amended, upon the affirmative vote or written consent of the holders of the portion of the shares of such class of stock as is expressly required therefor pursuant to the terms and provisions of such shares of stock, the Corporation may sell, lease, exchange or transfer all or substantially all of the property and assets of the Corporation, including, but not limited to, its good will, franchises and other intangible assets.

SEVENTH: DIRECTORS:

The Board of Directors currently consists of ten directors whose names are: Todd A. Becker, Christopher B. Begley, Ellen L. Brothers, Virgis W. Colbert, Sean M. Connolly, Laurette T. Koellner, Craig P. Omtvedt, Sir Ian Prosser, Jonathan P. Ward and James D. White. The number of directors may be increased or decreased from time to time as provided for in the By-Laws of the Corporation, except that the Corporation shall never have less than three (3) directors.

EIGHTH: ISSUANCE AND PURCHASE OF SHARES:

(a) The Board of Directors of the Corporation is hereby empowered from time to time to authorize by resolution the issuance of any number of shares of its authorized capital stock of any class, including any number of shares of any class having conversion rights, for such consideration as the said Board of Directors may deem advisable. Any and all shares of stock of the Corporation when issued, as provided in this Article EIGHTH, when the consideration therefor fixed by the Board of Directors has been fully paid or delivered, shall be fully paid stock and not liable to any further call or assessment.

(b) The Board of Directors is hereby authorized to purchase from time to time in its discretion for the Corporation shares of the capital stock of the Corporation subject to the provisions of the laws of the State of Maryland and the other provisions of these Articles of Incorporation, as amended.

NINTH: CERTAIN POWERS OF BOARD OF DIRECTORS:

In furtherance and not in limitation of the powers conferred by the State of Maryland, the Board of Directors is expressly authorized in so far as not inconsistent with any other provisions of these Articles of Incorporation:

(a) To establish, increase, decrease, replenish or abolish, in their absolute discretion, one or more reserve funds for working capital, equalization of dividends, contingencies, depreciation and like purposes;

(b) To carry from time to time in the capital account such part of the surplus of the Corporation as they, in their absolute discretion, may deem advisable, and to direct and determine the use and disposition of any surplus or net profits;

(c) To create, make or issue mortgages, notes, bonds, debentures, deeds of trust, indentures, trust agreements or negotiable or non-negotiable instruments or securities, unsecured or secured by mortgage or otherwise, and to do every other act and thing necessary to effectuate the same;

(d) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts, books, records or documents of this Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders and no stockholder shall have any right to inspect such accounts, books, records or documents of the Corporation, except as conferred by statute, unless expressly authorized by resolution of the Board of Directors.

TENTH: ADDITIONAL POWERS OF BOARD OF DIRECTORS:

This Corporation may in its By-Laws confer upon the Board of Directors powers and authorities in addition to the foregoing and to those expressly conferred upon the Board of Directors by statute but not inconsistent with the provisions of these Articles of Incorporation.

ELEVENTH: MEETING OF BOARD OF DIRECTORS:

The directors shall have power, if the By-Laws so provide, to hold their meetings either within or without the State of Maryland; and the Corporation may have one or more offices in addition to the principal office in Maryland and may keep its books (subject to the provisions of the statutes) outside the State of Maryland at such places as may be from time to time designated by the Board.

TWELFTH: OTHER BUSINESS ACTIVITIES OF DIRECTORS:

No directors shall be disqualified from voting or acting on behalf of the Corporation in contracting with any other corporation in which he may be a director, officer or stockholder, nor shall any director of the Corporation be disqualified from voting or acting in its behalf by reason of any personal interest.

THIRTEENTH: LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of these Articles of Incorporation or repeal of any of the provisions hereof shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

FOURTEENTH: DIRECTOR REMOVAL AND VACANCY:

The Corporation elects to be subject to Section 3-804(a) and (c) of the Maryland General Corporation Law (the “MGCL”), the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

3. The foregoing restatement of the charter has been approved by a majority of the entire Board of Directors.

4. The charter is not amended by these Articles of Restatement.

5. The current address of the principal office of the Corporation in the State of Maryland is set forth in Article Fourth of the foregoing restatement of the charter.

6. The name and address of the Corporation’s current resident agent are set forth in Article Fourth of the foregoing restatement of the charter.

7. The number of directors of the Corporation and the names of those currently in office are set forth in Article Seventh of the foregoing restatement of the charter.

The undersigned officer acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and attested to by its Assistant Secretary on January 29, 2013.

ATTEST:		THE HILLSHIRE BRANDS COMPANY

By:	/s/ Alison M. Rhoten	By:	/s/ Kent B. Magill
	Assistant Secretary		Executive Vice President, General Counsel and Secretary